Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

EX-99.12.a

December 15, 2017

Board of Trustees, Delaware Group Equity Funds V
2005 Market Street
Philadelphia, PA 19103

Board of Trustees, Delaware Group Foundation Funds
2005 Market Street
Philadelphia, PA 19103

Re:
Agreement and Plan of Reorganization ("Agreement") made as of December 15, 2017 by and between Delaware Group Equity Funds V ("Acquiring Trust"), a statutory trust created under the laws of the State of Delaware, on behalf of its series, Delaware Wealth Builder Fund (the "Acquiring Fund"), and Delaware Group Foundation Funds ("Acquired Trust"), a statutory trust created under the laws of the State of Delaware, on behalf of its series, Delaware Foundation Growth Allocation Fund (the "Acquired Fund")

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization (hereinafter referred to as the "Reorganization") of the Acquired Fund, which will consist of: (i) the acquisition by the Acquiring Trust, on behalf of the Acquiring Fund, of all of the property, assets and goodwill of the Acquired Fund in exchange solely for shares of beneficial interest, with no par value, of the corresponding class of shares of the Acquiring Fund identified on Exhibit A to the Agreement ("Acquiring Fund Shares"); (ii) the assumption by the Acquiring Trust, on behalf of the Acquiring Fund, of the liabilities of the Acquired Fund; (iii) the distribution of the Acquiring Fund's shares to the shareholders of shares of the Acquired Fund (the "Acquired Fund Shares"), according to their respective interests in complete liquidation of the Acquired Fund; and (iv) the dissolution of the Acquired Fund as soon as practicable after the closing (hereinafter called the "Closing"), all upon and subject to the terms and conditions of the Agreement. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Agreement, dated as of December 15, 2017; (b) the Prospectus/Information Statement provided to shareholders of the Acquired Fund dated October 25, 2017; (c) certain representations concerning the Reorganization made to us by Acquiring Trust, on behalf of the Acquiring Fund,

Philadelphia, PA ● Harrisburg, PA ● Malvern, PA ● Cherry Hill, NJ ● Wilmington, DE ● Washington, DC ● New York, NY ● Chicago, IL
A Pennsylvania Limited Liability Partnership

Board of Trustees, Delaware Group Foundation Funds
Board of Trustees, Delaware Group Equity Funds V
December 15, 2017

and Acquired Trust, on behalf of the Acquired Fund, in a letter dated December 15, 2017 (the "Representation Letter"); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that the Acquired Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letter for the Acquired Fund and the Acquiring Fund, it is our opinion that for federal income tax purposes:

1. The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund, as provided for in the Agreement, in exchange solely for Acquiring Fund Shares and the assumption of the liabilities of the Acquired Fund by the Acquiring Fund, followed by the distribution by the Acquired Fund to its shareholders of Acquiring Fund Shares in complete liquidation of the Acquired Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to, and assumption of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares under Sections 361(a) and 357(a) of the Code.

3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Acquired Fund in exchange solely for the assumption of the Acquired Fund's liabilities and issuance of Acquiring Fund Shares under Section 1032(a) of the Code.

4. No gain or loss will be recognized by the Acquired Fund upon the distribution of Acquiring Fund Shares to its shareholders in complete liquidation of the Acquired Fund (in pursuance of the Agreement) under Section 361(c)(1) of the Code.

5. The tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization under Section 362(b) of the Code.

Board of Trustees, Delaware Group Foundation Funds
Board of Trustees, Delaware Group Equity Funds V
December 15, 2017

6. The holding periods of the assets of the Acquired Fund received by the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund under Section 1223(2) of the Code.

7. No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares solely for Acquiring Fund Shares (including fractional shares to which they may be entitled) under Section 354(a) of the Code.

8. The aggregate tax basis of Acquiring Fund Shares received by the shareholders of the Acquired Fund  (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of Acquired Fund Shares exchanged therefor under Section 358(a)(1) of the Code.

9. The holding period of Acquiring Fund Shares received by shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of Acquired Fund Shares surrendered in exchange therefor, provided that the shareholder held Acquired Fund Shares as a capital asset on the Closing Date of the Reorganization under Section 1223(1) of the Code.

10. The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury ("Treasury Regulations")) the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Acquired Fund, the Acquiring Fund or any Acquired Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Board of Trustees, Delaware Group Foundation Funds
Board of Trustees, Delaware Group Equity Funds V
December 15, 2017

Our opinion is conditioned upon the performance by the Acquired Trust, on behalf of the Acquired Fund, and Acquiring Trust, on behalf of the Acquiring Fund, of the undertakings in the Agreement and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP
STRADLEY RONON STEVENS & YOUNG, LLP

Exhibit A

At the Closing, shareholders of the Acquired Fund will receive the corresponding class of shares of the Acquiring Fund as shown below:

Acquired Fund Share Class	Corresponding Acquiring Fund Share Class
Class A	Class A
Class C	Class C
Class R	Class R
Institutional Class	Institutional Class